UNITED STATES
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Shutterfly, Inc.
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On May 13, 2015, Shutterfly, Inc. issued the following press release.

SHUTTERFLY FILES DEFINITIVE PROXY MATERIALS AND

MAILS LETTER TO STOCKHOLDERS

Urges Stockholders to Support Value-Enhancing Initiatives Underway by
Voting the WHITE Proxy Card FOR the Company’s Highly Qualified Director Nominees

Provides Additional Detail Regarding the Board’s Proactive Changes to Executive Compensation

and the Strategic Review Conducted by the Board in 2014

REDWOOD CITY, Calif., May 13, 2015 — Shutterfly, Inc. (NASDAQ: SFLY) announced today that it has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its upcoming 2015 Annual Meeting of Stockholders to be held on June 12, 2015. Shutterfly stockholders of record as of April 24, 2015 are eligible to vote at the 2015 Annual Meeting.

The Shutterfly Board of Directors unanimously recommends that stockholders vote the WHITE proxy card FOR the Company’s experienced and highly qualified directors: Jeffrey T. Housenbold, Stephen J. Killeen and James N. White.

In connection with the proxy statement, the Shutterfly Board is mailing a letter to stockholders detailing its clear vision for growth and the Company’s commitment to delivering continued strong financial performance and superior stockholder returns. The letter also highlights Shutterfly’s strong track record of execution, as demonstrated by the 57 consecutive quarters of revenue growth and eight straight years of adjusted EBITDA growth achieved by the Shutterfly Board and management team.

Furthermore, the letter reiterates the Shutterfly Board’s commitment to acting in the best interest of stockholders, providing additional detail regarding the changes the Shutterfly Board made to the Company’s executive compensation plan and the strategic review undertaken by the Shutterfly Board in late 2014.

The full text of the letter follows:

May 13, 2015

Dear Fellow Shutterfly Stockholder:

The Annual Meeting of Stockholders scheduled for June 12, 2015, is rapidly approaching, and this year your vote is especially important. We believe that the matters you are being asked to approve — including a proposal that will enable Shutterfly to attract and retain talent to continue innovating and creating value — can have a direct and meaningful impact on the value of your investment. In the enclosed material, you will see the successful track record of value creation and the future vision for your company, led by a proven, capable management team and a strong and experienced Board, eight out of nine of whom are independent.

Despite our accomplishments and a strong plan for the future, a 5.4% minority stockholder, Marathon Partners L.P., is waging a misguided proxy contest seeking to replace all three Class III members of the Shutterfly Board up for election at the Annual Meeting, including our President and Chief Executive Officer, Jeffrey T. Housenbold. This represents 33% of the Shutterfly Board, substantially disproportionate to Marathon Partners’ own stock ownership.

In the course of this election, we ask you to disregard the rhetoric and focus on our accomplishments and where we are going.

During Mr. Housenbold’s tenure as CEO, we’ve grown from a company with $84 million in annual revenue in 2005 to a company that is positioned to surpass $1 billion in revenue in 2015. Over time, we have consistently paved the way for innovation in our industry, changing the way consumers think about capturing, sharing and preserving their memories. Our product and service offerings have expanded through internal innovation and disciplined strategic acquisitions. Our talented team has continuously outpaced the competition and set the gold standard for quality, attracting a loyal customer base that depends on us to preserve more than 25 billion of their most precious memories. Since pioneering the industry in 1999, we have continued to strengthen our leadership position in a dynamic and continuously evolving marketplace.

Importantly, the best is still ahead of us. The Shutterfly Board and management team have a clear vision for the future and the ability to bring that vision to life. Our team’s track record of execution, combined with our deep understanding of consumer behavior, will enable Shutterfly (the “Company”) to reach new heights in the short and long term. Please help us ensure that there is no interruption to the Company’s value-creating strategy to drive sustainable, profitable growth. The Shutterfly Board unanimously recommends that you vote the enclosed WHITE proxy card today “FOR” each of Shutterfly’s three director nominees: Jeffrey T. Housenbold, Stephen J. Killeen and James N. White.

The Shutterfly Board and Management Team Have a Proven Track Record

of Financial and Operational Execution

Shutterfly has made tremendous strides both operationally and financially since its IPO in 2006. Over that timeframe, the Shutterfly management team, under Mr. Housenbold’s leadership, has successfully balanced top-line and bottom-line expansion. Since its IPO, the Company has grown revenue and adjusted EBITDA at a compound annual growth rate of approximately 30% and free cash flow at a compound annual growth rate of more than 74% throughout both up and down economic cycles, including one of the deepest recessions in U.S. history. Shutterfly’s management team continues to build a robust, sustainable business with solid momentum in our core products and services. In fact, the first quarter of 2015 marked our 57th consecutive quarter of revenue growth, and 2014 was our eighth straight year of adjusted EBITDA growth. For the year ended December 31, 2014, we reported record net revenues, adjusted EBITDA and free cash flow. This continued strong operating performance has led to a 5x increase in the Company’s market capitalization since the IPO.

Shutterfly Is Successfully Executing on Its Vision for Growth

Shutterfly is uniquely positioned for significant growth. Our business is designed to help people preserve, document and share the most important moments in their lives. Every year in the United States, there are 2 million weddings, 4 million births, 40 million children active in sports and more than 80 million children in K-12 classrooms. In total, consumer appetite for sharing life’s joy translates into a multi-billion dollar addressable market in the United States. This market has between 10 and 15 percent online penetration today and the potential for significantly greater penetration going forward.

To capitalize on this opportunity, the Shutterfly Board and management team strongly believe that disciplined, strategic investment in our business is critical. In our dynamic market, photo and photo-related technology is evolving rapidly as consumers migrate to mobile platforms. Underinvestment in our business could significantly compromise the Company’s strong competitive position. Shutterfly is therefore making strategic investments in key initiatives that support the Company’s growth both today and into the future. These investment opportunities include innovative consumer products, enhanced mobile technology, a powerful technology platform that includes a more comprehensive data warehouse and industry-leading capabilities for serving the on-demand direct marketing needs of Fortune 1000 enterprise customers.

To further capitalize on this potential, we are creating Shutterfly 3.0, a next-generation solution that will position our consumer business for the next leg of growth.

In February, we announced that over the next 18 months we would be working to build Shutterfly 3.0, a world-class memory management service connected to the smartest personalized e-commerce solutions. Shutterfly 3.0 will feature a more robust customer experience with one service, one site, one set of apps and one well-known brand through the direct integration of our ThisLife service into Shutterfly.com.

We believe that this integration positions Shutterfly to extend its competitive advantage and create compelling opportunities for enhanced financial performance.  We believe that the Shutterfly 3.0 initiative will drive greater user engagement within our already loyal customer base and attract new users, leading to increased monetization and revenue growth over time. We also anticipate that building this new platform will improve our margin profile by streamlining the back-end supporting technology of our major brands to establish a single, scalable platform.

The Shutterfly Board and management team have a clear vision to build on the record results we delivered in 2014 across revenue, adjusted EBITDA and free cash flow. We expect the actions that we are taking will deliver record revenue, EBITDA and free cash flow dollars in 2015. In fact, the most recent guidance we provided on our Q1 2015 earnings call suggests that free cash flow per share will expand by 25% this year. Beyond 2015, our actions are laying the foundation for significant margin expansion beginning in 2016, leading to enhanced value for all Shutterfly stockholders in coming years.

The Successful Execution of Shutterfly’s Operational and Capital Allocation Strategies

Have Positioned the Business for Continued, Meaningful Value Creation

In addition to building on our track record of successful financial and operational execution in Shutterfly’s core business, the Shutterfly Board and management team are focused on executing a prudent capital allocation strategy. Shutterfly’s capital allocation strategy is designed to support our key objectives of gaining market share, increasing our share of wallet, retaining our outstanding employees and driving continuous innovation to deliver increased stockholder value over the short and long term.

Under Shutterfly’s disciplined acquisition strategy, we have added several significant businesses that have been integral to the Company’s growth and continued success in capturing market share. The consolidation of well-known brands such as Tiny Prints, Wedding Paper Divas, Kodak Gallery, MyPublisher and Groovebook has been critical for the next phase of Shutterfly’s growth. Furthermore, the Company’s strategic acquisitions of ThisLife, Photoccino and Penguin Digital form the backbone of Shutterfly 3.0., which we believe will drive the Company’s growth and profitability in the future.

In addition, Shutterfly is committed to returning additional value to stockholders in a tax effective way, which it has demonstrated via $400 million in completed and announced stock repurchase plans, including the repurchase of more than $155 million of Shutterfly common stock over the past 15 months.

The Shutterfly Board Has the Strength, Diversity, Experience and Commitment

to Continue Providing Effective and Independent Oversight and Direction

The Shutterfly Board is composed of nine highly qualified directors, eight of whom are independent. The only non-independent member of the Shutterfly Board is our President and Chief Executive Officer, Jeffrey T. Housenbold.

Together, the Shutterfly Board possesses distinct knowledge and expertise that is critical to the Company’s success. Shutterfly’s directors have experience and backgrounds in disciplines that are highly relevant to the Company’s businesses, including digital media, marketing, finance, technology, e-commerce and consumer-oriented industries.

To provide fresh perspectives and experience from other relevant dynamic businesses, in the past 24 months, Shutterfly has augmented the Board’s capabilities by adding two new directors: Ann Mather, who currently serves on the Board of Directors for Google, Netflix Inc., Glu Mobile Inc., and Arista Networks, Inc., as well as Michael Zeisser, who is currently Chairman US

Investments for Alibaba Group and serves on the Board of Directors for XO Group and Sympoz Inc. Collectively, the Shutterfly Board has demonstrated success leading growth and value creation through prudent capital allocation and business development strategies.

Each of the members of the Shutterfly Board is personally invested in the success of Shutterfly, with all but the two more recently added directors beneficially owning approximately $500,000 or more of Shutterfly equity (in the form of RSUs, options and shares), and six of the nine directors beneficially owning more than $1 million.

In addition to maintaining an open dialogue for years, the Shutterfly Board and management team have engaged in extensive discussions with Marathon Partners and its Managing Member, Mario D. Cibelli, over the past several months in an effort to reach a resolution that would avoid a costly and disruptive proxy contest. During the course of these discussions, the Shutterfly Board invited Mr. Cibelli to join the Shutterfly Board; unfortunately, notwithstanding the fact that this would be the most appropriate and direct means of addressing Marathon Partners’ objectives, and providing them with the direct input that they seek in formulating the Company’s compensation and incentive plans and capital allocation strategies, the invitation was declined.

We remain open to continued engagement with Marathon Partners, as we are with all of our stockholders, to discuss opportunities to create, and sustain, long-term stockholder value.

The Shutterfly Board and Management Team Welcome the Views of Stockholders and Continue to Demonstrate a Commitment to Making Meaningful Changes to Executive Compensation

Over the past 12 months, members of the Shutterfly management team and members of the Board have conducted extensive outreach, soliciting feedback directly from most of our top 50 stockholders regarding executive compensation for 2016 and beyond. The Shutterfly Board noted widespread support for the Company’s strong operational performance as well as confidence in the management team and its ability to execute on the Company’s strategic plan.

The Shutterfly Board also reviewed its current approach to executive compensation and existing policies in consultation with expert third parties including legal counsel, as well as Frederic W. Cook and Co. — a leading compensation consultant retained by the Shutterfly Board — and leading corporate governance consultant, Institutional Shareholder Services. Based on the recommendations of its advisors and the feedback received from stockholders, the Shutterfly Board has proposed several changes for the Company’s 2016 executive compensation, including reducing the CEO’s total long-term incentive grant in 2016, adjusting the weighting of performance-based restricted stock units (“PBRSU”) and tying PBRSUs to free cash flow per share and total shareholder return, among others factors.(1) A discussion of the changes is continued below.

The Shutterfly Board also recognizes the importance of stock-based compensation as a method for attracting and retaining employees, including its top executives, in the intensely competitive market for talent in Silicon Valley. The Company has leveraged both its geographic location, in the heart of Silicon Valley, and its ability to offer competitive stock-based compensation to draw the best and brightest talent to Shutterfly. We believe that the strong growth and performance that Shutterfly has delivered over the last decade is a direct result of these efforts. However, recognizing the views of stockholders, the Shutterfly Board determined to reduce the overall number of shares that we are requesting that stockholders approve to be added to the Company Equity Incentive Plan for 2016 and 2017 by 21%, to 1.9 million shares, compared to 2.4 million for 2014 and 2015.

It is critical for the Company’s ability to continue to attract and retain talented employees and members of its management team in Silicon Valley that the stockholders approve the 1.9 million share increase in the number of shares available under the Equity Incentive Plan.

The Shutterfly Board strongly believes that the actions it has taken with regard to executive compensation appropriately reflect stockholder views while also balancing the critical importance of retaining key employees. In particular, the Shutterfly Board strongly believes that the retention of our CEO, Mr. Housenbold, is critical to the successful execution of our short and long-term business strategy, and the Shutterfly Board is confident that the Company’s stockholders agree.

To that end, based on this collective view, in November 2014, following the termination of the exploration of a potential sale of the Company, the Shutterfly Board became highly concerned about Shutterfly’s ability to retain its CEO. In particular, the Shutterfly Board recognized that the value of Mr. Housenbold’s compensation package — particularly as it related to incentives

(1)  A full discussion of the Company’s executive compensation program for 2015 and 2016 can be found in Shutterfly’s definitive proxy materials, as filed with the SEC.

after February 2016 — was not competitive in the Silicon Valley marketplace.

In light of this, the Shutterfly Board accelerated the approval of Mr. Housenbold’s 2015 compensation package. The Compensation Committee and Shutterfly Board determined that it was in the best interests of the Company and our stockholders to grant Mr. Housenbold his 2015 time-based restricted stock unit (“RSU”) award in November 2014 and his PBRSU award in January 2015, rather than wait until February 2015 in accordance with its historical practice. It is important to note that Mr. Housenbold will not be eligible for any additional stock award until 2016.

The Shutterfly Board Has Adopted Metrics for Executive Compensation
That Drive Stockholder Value

As stated in our proxy statement, the Shutterfly Board has adopted free cash flow per share as the principal metric for PBRSUs for our executive management team going forward. The Shutterfly Board made this decision based on its discussions with stockholders, including Marathon Partners. Many stockholders, including Marathon Partners, recommended that we consider using the free cash flow per share metric. In fact, in its preliminary proxy statement, Marathon Partners states “[W]e believe a portion of the RSUs granted to Shutterfly executives should be earned over multiple years based on incentives that are more aligned with metrics that directly drive stockholder value. Free cash flow, adjusted earnings and GAAP earnings, on a per share basis should be emphasized over simple growth in revenues and EBITDA.” The Shutterfly Board has done just that: for 2016, 40% of Mr. Housenbold’s equity grant will be time-based RSUs vesting over three years, and 60% of his equity grant will be PBRSUs, of which 25% may be earned based on achieving a relative total shareholder return (“TSR”) metric compared to a broad based index over a three-year period, and 75% may be earned based on achieving free cash flow per share targets, approximately half over a two-year measurement period and approximately half over a three-year measurement period. We believe both relative TSR and free cash flow per share are metrics that directly drive stockholder value.

Marathon Partners now takes issue with the Company’s long-standing definition of free cash flow per share, which the Company has consistently reported and defined as adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) less capital expenditures, where EBITDA is adjusted for the non-cash charges for stock-based compensation and amortization of purchased intangible assets. Specifically, Marathon Partners objects to the exclusion of interest in computing EBITDA on the purely theoretical speculation that management might be incentivized to borrow funds to make acquisitions in order to achieve target levels of free cash flow per share. The Company’s history does not support this unwarranted speculation because the Company has never borrowed to fund an acquisition, but instead has been highly disciplined in its approach to acquisitions and conservative in its approach to borrowing. Moreover, Marathon Partners’ theoretical speculation ignores the fact that the Shutterfly Board, including its eight independent directors, would need to approve any such borrowing and would not do so to engage in or support such a manipulation of management’s compensation targets. In fact, for 2014, the Company’s adjusted EBITDA was $166.8 million while its cash flow from operations (based on the Consolidated Statement of Cash Flows as Marathon Partners would prefer) was $166.5 million, a difference of only 0.18% — and for the entire period 2011 through 2014, the Company’s adjusted EBITDA totaled $529.1 million while its cash flow from operations was $528.4 million, a difference of only 0.13%.

Thus, there has been only a de minimis difference between the definition of free cash flow that the Company has consistently used and the one Marathon Partners now states that they would prefer. In practice, the Company manages its operations based on adjusted EBITDA rather than cash flow from operations because the latter is subject to timing fluctuations in assets, liabilities, deferred taxes and cash tax payments, all of which are difficult to predict on a quarter-to-quarter basis and therefore reduce the efficacy of cash flow from operations as a management incentive.

The Shutterfly Board Is Committed to Acting in the Best Interests of All Shutterfly Stockholders, Including Through Its Evaluation of Strategic Alternatives

The Shutterfly Board’s commitment to acting in the best interests of all Shutterfly stockholders extends to considering — and, if appropriate, pursuing — strategic alternatives as opportunities may arise. In its proxy statement, Marathon Partners has raised questions regarding the strategic review undertaken by the Shutterfly Board last year. To address those questions, we are providing the following information:

•                  Beginning in mid-2014, in response to exploratory inbound inquiries, the Board commenced a robust process to explore the possibility of a sale of the Company, engaging a leading financial advisor, which contacted over 25 potential strategic and financial buyers.

•                  To advise the process, the Shutterfly Board engaged independent legal counsel and formed an independent M&A Committee. This committee, and the Shutterfly Board as a whole (with Mr. Housenbold recusing himself as appropriate), were fully engaged throughout the process and met regularly to direct the process and consider any proposals.

•                  After public reports were made regarding this process, Marathon Partners delivered several letters and communications to the Shutterfly Board identifying the prices at which Marathon Partners would and would not be supportive of a transaction. In particular, in one such communication, Marathon Partners stated that “at potential deal prices of $58 per share or more [they] would recommend that the Board of Directors continue to work with prospective buyers and attempt to come to an agreement,” that “offers to purchase Shutterfly above $60 per share… should be pursued with even more vigor” and that “offers for Shutterfly below $58 per share indicate a lack of seriousness about a potential transaction and should be rejected outright.” None of the proposals received during this process approached that price. In fact, no proposal would have resulted in a meaningful premium to the trading price of Shutterfly shares at the time, or resulted in a value for which the Shutterfly Board or its advisors could support at the time or expect the support of Marathon Partners (or other key stockholders).

•                  Accordingly, the Shutterfly Board terminated the sales process so that the management team could focus on the critical 2014 holiday period, which generates a substantial portion of the Company’s annual revenues.

•                  The Shutterfly Board will continue to be open to considering strategic transactions that provide compelling value to Shutterfly stockholders if and when such opportunities may arise.

Contrary to Marathon Partners’ assertions, the Shutterfly Board conducted a thorough and broad-reaching process that was consistent with best practices. Furthermore, having analyzed the proposals received, the Board determined that continued execution of the Company’s strategy would result in greater value creation for stockholders.

Summary

In summary, as outlined above, the Shutterfly Board is making changes to its executive compensation plan, which have been informed by its direct engagement with stockholders and the advice of third-party consultants and legal counsel. Furthermore, the Company is executing on a clear vision to build on the record results it has already delivered by building Shutterfly 3.0, a next-generation solution that the Company believes will position the business for the next phase of its growth. We urge stockholders to carefully consider the destabilizing impact that a change in our strategy could have on the value of your shares.

The Shutterfly Board is made up of qualified, engaged directors who are focused on executing the Company’s strategy and driving and sustaining long-term stockholder value. As our track record of financial performance and superior stockholder returns demonstrates, Shutterfly has the right Board, the right leadership team and the right strategy in place to deliver value for ALL Shutterfly stockholders now and over the long-term.

Protect Your Investment — Vote the WHITE Proxy Card Today

At the upcoming 2015 Annual Meeting of Stockholders, which will be held on June 12, 2015, you will be asked to make an important decision regarding the composition of the Shutterfly Board of Directors and the future of your investment in Shutterfly. The Shutterfly Board unanimously recommends that you vote the enclosed WHITE proxy card today “FOR” each of Shutterfly’s three director nominees: Jeffrey T. Housenbold, Stephen J. Killeen and James N. White. All three of these members of the Shutterfly Board are highly engaged directors who possess significant relevant experience and expertise that are critical to Shutterfly’s success.

The Shutterfly Board also unanimously recommends that you vote the enclosed WHITE proxy card today “FOR” the amendment of the Company’s 2006 Equity Incentive Plan to add 1.9 million shares to be issued under the plan.

We urge you to protect your investment by voting the enclosed WHITE proxy card today “FOR” all of Shutterfly’s nominees. Please do NOT sign or return any BLUE proxy cards that you may receive from Marathon Partners, as doing so will revoke your vote on the WHITE proxy card.

On behalf of the Shutterfly Board and management team, we thank you for your continued support.

Sincerely,

Philip Marineau	Jeffrey T. Housenbold
Chairman	President and Chief Executive Officer

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

Notice Regarding Forward-Looking Statements

This communication contains forward-looking statements relating to, among other matters, the company’s projected financial outlook for 2015; the company’s vision for growth and planned investments in strategic initiatives; the future growth in the market and the company’s businesses; Shutterfly 3.0; the company’s plans regarding its stock repurchase programs; and the election of directors at the 2015 Annual Meeting of Stockholders. Shutterfly’s actual results may differ materially from those anticipated in these forward-looking statements. Historical growth rates and results should not be considered as indicative of future growth rates and results. Factors that could contribute to such differences in results include, among others: economic downturns and the general state of the economy; decreased consumer discretionary spending as a result of the macroeconomic environment; the company’s ability to expand its customer base and increase sales to existing customers; the company’s ability to meet production requirements; the company’s ability to execute on its strategic plan and restructuring activities, including building Shutterfly 3.0, the company’s ability to successfully integrate acquired businesses and assets; the company’s ability to retain and hire necessary employees, including seasonal personnel, and appropriately staff its operations; the impact of seasonality on the company’s business; the company’s ability to develop innovative, new products and services on a timely and cost-effective basis; consumer acceptance of the company’s products and services; the company’s ability to develop additional adjacent lines of business; unforeseen changes in expense levels; competition and the pricing strategies of Shutterfly’s competitors; volatility in Shutterfly’s stock price; the actions of activist investors and the cost and disruption of responding to those actions, including the proxy contest for the election of directors at the 2015 Annual Meeting of Stockholders; and the effect the announcement of the stockholder proposal and nominations may have on Shutterfly’s relationships with its stockholders and other constituencies and on Shutterfly’s ongoing business operations. For more information regarding the risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements, as well as risks relating to our business in general, we refer you to the “Risk Factors” section of Shutterfly’s most recent Quarterly Report on Form 10-Q and Shutterfly’s other filings, which are available on the website of the Securities and Exchange Commission (SEC) at www.sec.gov. These forward-looking statements are based on current expectations and Shutterfly assumes no obligation to update this information.

Non-GAAP Financial Information

This communication contains the following financial measures not computed according to Generally Accepted Accounting Principles (GAAP): adjusted EBITDA and free cash flow. The method Shutterfly uses to produce non-GAAP financial measures may differ from methods used by other companies. Shutterfly believes that these non-GAAP financial measures, when shown in conjunction with the corresponding GAAP measures, provide useful information to investors and management about Shutterfly’s financial condition, operating results and liquidity and thus are appropriate to enhance an overall understanding of Shutterfly’s historical financial performance and trends relating to its future performance. These adjustments to Shutterfly’s GAAP results are made with the intent of providing both management and investors a more complete understanding of Shutterfly’s underlying operational results and trends and performance. Management uses these non-GAAP measures to evaluate Shutterfly’s financial results, develop budgets and manage expenditures. The presentation of additional information is not meant to be considered in isolation or as a substitute for or superior to net income (loss) or cash flow from operating activities determined in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures is provided in the tables below.

Shutterfly, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA

(In thousands)

(Unaudited)

	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2009	2010	2011	2012	2013	2014

GAAP net income (loss)	$3,660	$5,853	$17,127	$14,048	$22,998	$9,285	$(7,860)
Interest expense	273	157	42	64	597	9,446	16,732
Interest and other income, net	(2,898)	(814)	(482)	(35)	(42)	(308)	(508)
Tax (benefit) provision	1,571	3,514	8,088	1,314	17,160	3,635	(2,119)
Depreciation and amortization	26,038	27,194	25,972	34,452	50,109	74,856	98,752
Stock-based compensation	9,750	14,273	16,366	33,870	37,322	53,528	61,762
Non-GAAP Adjusted EBITDA	$38,394	$50,177	$67,113	$83,713	$128,144	$150,442	$166,759

Shutterfly, Inc.

Reconciliation of Cash Flow from Operating Activities to Non-GAAP Adjusted EBITDA and Free Cash Flow

(In thousands)

(Unaudited)

	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2009	2010	2011	2012	2013	2014

Net cash provided by (used in) operating activities	$47,040	$53,890	$76,161	$63,248	$151,381	$147,268	$166,488
Interest expense	273	157	42	64	597	9,446	16,732
Interest and other income, net	(2,898)	(814)	(482)	(35)	(42)	(308)	(508)
Tax (benefit) provision	1,571	3,514	8,088	1,314	17,160	3,635	(2,119)
Changes in operating assets and liabilities	(7,978)	(7,435)	(15,014)	13,066	(43,762)	(2,226)	(4,360)
Other adjustments	386	865	(1,682)	6,056	2,810	(7,373)	(9,474)
Non-GAAP Adjusted EBITDA	38,394	50,177	67,113	83,713	128,144	150,442	166,759
Less: Purchases of property and equipment	(18,220)	(13,764)	(14,961)	(23,561)	(48,229)	(59,210)	(68,495)
Less: Capitalized technology & development costs	(4,527)	(3,891)	(7,405)	(10,050)	(12,528)	(15,760)	(21,748)

Free cash flow	$15,647	$32,522	$44,747	$50,102	$67,387	$75,472	$76,516

About Shutterfly, Inc.

Shutterfly, Inc. is the leading manufacturer and digital retailer of high-quality personalized products and services offered through a family of lifestyle brands. Founded in 1999, the Shutterfly, Inc. family of brands includes Shutterfly, where your photos come to life in photo books, cards and gifts; Tiny Prints, premium cards and stationery for all life’s occasions; Wedding Paper Divas, wedding invitations and stationery for every step of the planning process; MyPublisher, one of the pioneers in the photo book industry and creator of easy-to-use photo book-making software; ThisLife, a private, cloud-based solution that makes it easy for consumers to find, share and enjoy their photos and videos, all in one place; and BorrowLenses, the premier online marketplace for photographic and video equipment rentals. For more information about Shutterfly, Inc. (NASDAQ:SFLY), visit www.shutterflyinc.com.